Exhibit 10.4

Memorandum Agreement Related to Sale of 10900 Red Circle Property

This Agreement is dated as of June 10, 2022 and is between Pineapple Energy Inc., a Minnesota business corporation (“Pineapple”) and Richard Primuth, acting solely in his capacity as the CVR Holders’ Representative (herein “CVR Representative”) under that certain Contingent Value Rights Agreement dated March 25, 2022, among the CVR Representative, Communications Systems, Inc., and Equiniti Trust Company (the “CVR Agreement”).

Background

Prior to March 28, 2022, Pineapple operated under the name Communications Systems, Inc. (“CSI”) and was principally engaged in owning and operating businesses that marketed and sold data communications and telecommunications hardware and software products and provided IT management services (the “CSI Legacy Businesses”).

On March 1, 2021, CSI entered into an agreement and plan of merger (the “Merger Agreement”) with Pineapple Energy LLC and affiliates of each.  The Merger Agreement provided that, upon consummation of the transactions described in the Merger Agreement (the “Merger”), (i) Pineapple Energy LLC would be merged with and into CSI, (ii) the surviving corporation of this Merger would be renamed Pineapple Holdings Inc., and its principal business would be to offer and sell residential solar energy products and services. The Merger Agreement, as amended, also contemplated that all assets of CSI and the CSI Legacy Businesses (“Legacy Assets”) not disposed of prior to the Merger would be disposed of and converted to cash and, to the extent available for distribution within 24 months following the Merger, such cash, net of related expenses, would be distributed pursuant to the terms of the CVR Agreement to CSI’s shareholders immediately before the Merger.

On November 18, 2021, CSI and Buhl Investors LLC (Buhl) entered into a Purchase Agreement (the Purchase Agreement) pursuant to which Buhl agreed to buy and CSI agreed to sell CSI’s headquarters building and land located at 10900 Red Circle Drive in Minnetonka Minnesota (the Red Circle Property).  To enable Buhl to conduct a due diligence review, Buhl’s obligation to purchase the Red Circle Property was subject to a number of conditions, including that Buyer could terminate the Purchase Agreement, without penalty, if the Buyer determined, in its sole discretion, that (i) the Red Circle Property was not “suitable or acceptable to Buyer” or (ii) if certain conditions specified in the Purchase Agreement “were not fulfilled or satisfied to the satisfaction of the Buyer” one of which was that CSI lease back a portion of the Red Circle Property for five years on certain specified financial terms (the “Post-closing Lease”).

On March 25, 2022, CSI, the CVR Representative and Equiniti Trust Company entered into the CVR Agreement; and, on March 28, 2022, the Merger of Pineapple Energy LLC into CSI became effective, with the name of the combined company becoming Pineapple Holdings, Inc. Thereafter, on April 13, 2022, Pineapple Holdings Inc changed its legal name to Pineapple Energy Inc.

The Buyer of the Legacy Property has completed its due diligence and is prepared to purchase the Red Circle Property subject to Pineapple delivering (in addition to items customarily required), the Post-closing Lease. Buyer and Pineapple have negotiated the terms of the Post-closing Lease (which has been supplied to the CVR Representative), and Pineapple is willing to execute and deliver the Post-

closing Lease, subject to the CVR Representative agreeing that $410,000 derived from the sale of Legacy Assets be applied to offset rent payable to Buhl when Pineapple begins occupying remodeled space under the Post-closing Lease.

The CVR Representative has determined designating $410,000 as a Monetization Expense (defined below) related to the sale of the Red Circle Property is authorized under the terms of the CVR Agreement and that it is in the best interests of the CVR Holders’ to agree that the $410,000 derived from the sale of this Legacy Asset be applied to offset rent payable to Buhl when Pineapple begins occupying remodeled space under the Post-closing Lease.

Agreement

Now Therefore, in consideration of the foregoing, the parties hereto, intending to be legally bound, agree as follows:

1.

For purposes of this Agreement, the capitalized terms Monetization Expense, Legacy Monetizations, Gross Proceeds, and Commencement Date shall have the meanings set forth in the CVR Agreement and the capitalized terms Temporary Space and Rent shall have the meanings set forth in the Post-closing Lease.

2.

Subject to closing of the sale of the Red Circle property to Buhl on the terms and conditions specified in the Purchase Agreement as amended through May 26, 2022, CVR Representative agrees that Gross Proceeds of $410,000 from this transaction shall be deemed a Monetization Expense as defined in the CVR Agreement.

3.	Promptly following the sale of the Red Circle Property, $410,000 may be applied to offset rent payable to Buhl during the first 24 months following the “Commencement Date” of the Post-closing Lease.

4.

Following the purchase of the Red Circle Property by Buhl, and until the beginning of the Commencement Date of the Post-closing Lease, Pineapple will share Temporary Space with JDL Technologies and Ecessa, which are the remaining CSI Legacy Businesses.  During this period, Rent payable to Buhl for the Temporary Space will be shared on an approximately 50/50 basis, such that approximately 50% will be a Pineapple operating expense and 50% will be a Monetization Expense, with the precise allocation between these two categories determined in good faith negotiations between Pineapple and the CVR Representative.

IN WITNESS WHEREOF, the parties have signed and delivered this Memorandum Agreement Related to Sale of 10900 Red Circle Property as of the day and year first above written.

Pineapple Energy Inc.CVR Holders’ Representative

By _/s/ Kyle Udseth___________By_/s/ Richard Primuth_________

Name: Kyle UdsethName: Richard Primuth

Its Chief Executive Officer